[PSC LOGO]

                                                                    NEWS RELEASE



          PHILIP SERVICES CORPORATION REPORTS FINANCIAL RESULTS FOR THE
                          QUARTER ENDED MARCH 31, 2001
             OBTAINS COVENANT AMENDMENT AND REDEEMS RIGHTS AGREEMENT

Chicago, Illinois, May 21, 2001 -- Philip Services Corporation ("PSC") (NASDAQ:
PSCD/ TSE: PSC) today announced its consolidated financial results for the quarter ended March 31, 2001. In addition, the Company announced that it has sought and obtained covenant amendments under its two secured loan facilities, including approval allowing the Company to redeem the rights under its Rights Agreement.

"The Company's industrial outsourcing and by-products services businesses posted strong performance in the first quarter, with double-digit revenue growth and improved profitability compared with the prior year," said Anthony Fernandes, President and CEO. "This was the result of increased demand for the Company's services in the refining, petrochemical and utilities sectors, as well as continued momentum in our analytical and by-products management businesses. While PSC posted a first quarter net loss of $9.2 million, this included a negative impact of $9.5 million as a result of three of our clients filing for bankruptcy protection. We have taken additional measures to minimize our credit exposure, while continuing to deliver high quality service and products to our key clients."

FINANCIAL HIGHLIGHTS FOR THE QUARTER ENDED MARCH 31, 2001:

o Revenue for the first quarter of 2001 was $413.0 million compared to revenue of $480.4 million in the same period last year. Excluding the effect of the sale or closure of certain businesses, which contributed revenue of $34.5 million in the first quarter of 2000, revenue decreased by $32.9 million, solely the result of a decline in our metals business. This significant decrease was due to a 21% decrease in the volume of scrap managed by the Metals Services Group and a 32% decrease in ferrous scrap prices, the result of very difficult conditions in the steel market.

o The income from operations for the first quarter of 2001 was $2.9 million, not including special charges of $2.8 million as a result of the Company's process re-engineering program. This represented a decline of $8.9 million compared to the first quarter of 2000, all of which occurred within PSC's Metals Services Group. This decline was primarily due to three of the Company's customers filing for bankruptcy protection, which impacted income by $9.5 million in the first quarter 2001. Income from operations for the first quarter of 2001 increased in both the Industrial Outsourcing and By-Products Services Group compared to the same period in the prior year. The net loss from continuing operations for the first quarter of 2001 was $9.2 million, which included the loss as a result of customer bankruptcy filings described above as well as special charges of $2.8 million. This compared to a net loss from continuing operations of $1.0 million for the same period in the prior year.

o Selling, general and administrative costs (SG&A) for the first quarter of 2001 were $34.3 million compared to $37 million for the first quarter of 2000. This decline in SG&A costs was primarily the result of PSC's continued efforts to establish a highly competitive cost structure.

                              FINANCIAL HIGHLIGHTS
                     (UNAUDITED, $ IN MILLIONS, EXCEPT EPS)

                                                       THREE MONTHS ENDED MARCH 31
                                                       ---------------------------
                                                        2001             2000
                                                                      (PREDECESSOR
                                                                        COMPANY)*
                                                       -------        ------------
Continuing operations:
  Revenue                                               413.0            480.4
  Gross margin                                           48.4             61.3
  SG&A                                                   34.3             37.0
  Special charges                                         2.8               --
  Income  from operations                                 0.1             11.8
  Net loss                                               (9.2)            (1.0)
  Loss per share (basic and diluted)                    (0.38)             n/a**
  Cash flow from operating activities                   (37.6)            (8.0)

* The consolidated financial results for the three months ended March 31, 2000 include the consolidated financial results of Philip Services Corp., an Ontario company, and its subsidiaries (collectively the "Predecessor Company"). Due to the changes in the financial structure of the Philip Services Corporation (the "Company") and the application of fresh start reporting as a result of its financial reorganization, as described at the end of this release, the consolidated financial statements of the Predecessor Company for periods ending on or prior to March 31, 2000 may not be comparable with the consolidated financial statements of the Company issued subsequent to March 31, 2000.

**Not applicable as current share structure was established March 31, 2000 following the reorganization.

RESULTS OF OPERATIONS:

The following table shows the results of these business segments for the first quarter of 2001 and 2000:

                                                  Three months ended March 31, 2001 ($ in millions)
                                    ----------------------------------------------------------------------------
                                                                                        Shared
                                      Industrial     By-Products        Metals        Services &
                                     Outsourcing      Services         Services      Eliminations     Total
                                    ----------------------------------------------------------------------------
Revenue                                 200.4            68.7            143.9            --          413.0
Income (loss) from operations            13.6             5.2             (5.0)        (13.7)           0.1


                                                  Three months ended March 31, 2000 ($ in millions)
                                    ----------------------------------------------------------------------------
                                                                                        Shared
                                      Industrial     By-Products        Metals        Services &
                                     Outsourcing      Services         Services      Eliminations     Total
                                    ----------------------------------------------------------------------------
Revenue                                  186.1           57.9            236.4            --          480.4
Income(loss) from operations              13.2            0.2              9.5         (11.1)          11.8

INDUSTRIAL OUTSOURCING: (Includes the operations which perform industrial cleaning and maintenance, mechanical services, piping and fabrication services, turnaround and outage services, electrical contracting and instrumentation, decommissioning, remediation, and paint booth cleaning and overspray recovery services.)

Revenue from the Industrial Outsourcing Group for the three months ended
March 31, 2001 increased by $14.3 million compared with the same period in 2000. During 2000, the Company closed certain unprofitable locations in Europe and the United States, which generated $4.5 million of revenue in the three months ended March 31, 2000. Excluding the effect of businesses closed, revenue for the three months ended March 31, 2001 increased by $18.8 million or 10%, largely due to significant demand for the Company's industrial cleaning turnaround and outage services. Income from operations as a percentage of revenue was 6.8% for the three month period ended March 31, 2001 compared with 7.1% for the three month period ended March 31, 2000. Income from operations was negatively impacted by $1.9 million as a result of a customer filing for bankruptcy protection.

BY-PRODUCTS SERVICES: (Includes the operations which perform commercial and industrial waste collection, transportation, processing and disposal, container and tank cleaning services and analytical services)

Revenue from the By-Products Services Group for the first three months of 2001 increased by $10.8 million or 18.7% compared with the same period in 2000. Income from operations for the first quarter of 2001 as a percentage of revenue was 7.6% compared to 0.4% in the same period of 2000. This improvement was due to increased revenue, improved asset utilization, cost reduction initiatives and a reduction in an environmental liability. This improvement occurred in spite of the economic slowdown in general manufacturing industries, such as the automotive and transportation sectors, and continuing high fuel and utility costs.

METALS SERVICES: (Includes the operations which collect and process ferrous and non-ferrous scrap, provide brokerage and transportation services to steel mills, on-site mill services, and steel processing and distribution.)

Revenue from the Metals Services Group decreased by $92.5 million for the three months ended March 31, 2001 when compared to the same period in the prior year. The sale of the Company's UK Metals business in April 2000 accounted for $30 million of the decrease. Income (loss) from operations as a percentage of revenue was (3.5%) for the three months ended March 31, 2001, compared to 4.0% for the three months ended March 31, 2000. In the first quarter of 2001, income from operations decreased by $7.6 million as a result of two steel companies, who were large PSC customers, filing for bankruptcy protection. The North American steel industry continues to suffer significant economic depression as a result of increased import penetration, decreased demand for finished product and depressed steel prices.

SHARED SERVICES AND ELIMINATIONS: (Includes the administrative costs of the shared service operations, the retained liabilities of the captive insurance company and other non-operating entities.)

The increase in shared services costs for the three months ended March 31, 2001 compared to the same period in the prior year was due primarily to special charges of $2.8 million related to the Company's PSC Way program to standardize business processes including payroll, benefits, procurement, finance and accounting and client relationship management.

LIQUIDITY:

At March 31, 2001, the Company was in compliance with the covenants of its credit facility and its revolving operating facility. During the fourth quarter of 2000 and year-to-date 2001, certain of the Company's significant customers filed for bankruptcy protection. The gross amount of receivables affected is approximately $21 million, of which approximately $15 million occurred during 2001. As a direct result of this and upon review of its business prospects and spending for the balance of 2001 and the actual results for the three months ended March 31, 2001, the Company sought and received from its lenders amendments to the credit and revolving operating facilities that, among other things, reduced the 12-month cumulative EBITDA covenants for periods ending March 31, 2001 through March 31, 2002. In addition, under the amendments, the lenders consented to the redemption of the outstanding rights under the Company's Rights Agreement. See below.
(Also see the Company's Current Report on Form 8-K dated May 21, 2001.)

SHAREHOLDER RIGHTS PLAN:

On May 18, 2001, the Board of Directors of the Company voted to redeem all rights under its shareholder rights plan, with such redemption to become effective as of 8:00 a.m., Eastern Standard Time, on Tuesday, May 22, 2001. The shareholder rights plan was adopted as of March 31, 2000 as part of the Company's Plan of Reorganization. The action was initiated at the request of the Company's largest stockholder and was taken in conjunction with obtaining consent of the lenders to the amendment of the Company's loan facilities. Upon the effectiveness of the redemption of the rights, no stockholder will be prohibited pursuant to the Rights Agreement from acquiring additional shares of our common stock. Shareholders of record on June 1, 2001 will receive a redemption payment of $0.001 per right, payable on or about June 22, 2001. Each share of outstanding common stock carries with it one right, which cannot be separated from the common share. There are currently 24,041,946 shares outstanding.

FINANCIAL REORGANIZATION:

On June 25, 1999, Philip Services Corp., an Ontario company, and certain of its subsidiaries filed a voluntary application to reorganize under the Companies' Creditors Arrangements Act (Canada) and a voluntary petition under Chapter 11 of the United States Bankruptcy Code. As a result of the successful completion of the financial reorganization, Philip Services Corp. and certain of its Canadian subsidiaries transferred substantially all of their assets and liabilities (except for liabilities subject to compromise) to Philip Services Corporation or its subsidiaries. The Company emerged from its financial reorganization on April 7, 2000. For financial reporting purposes, the effective date of the reorganization was considered to be March 31, 2000. Therefore, information included in this news release for periods ending on or prior to March 31, 2000 are the consolidated financial results of Philip Services Corp. and its subsidiaries (the "Predecessor Company"). Management of the Company has determined that certain consolidated financial information of the Predecessor Company may be of limited interest to stockholders of the Company and has therefore included such information in this news release. The consolidated financial information of the Predecessor Company does not reflect the effects of the application of fresh start reporting. Readers should, therefore, review this material with caution and not rely on the consolidated financial information disclosed for the Predecessor Company.

FORWARD-LOOKING STATEMENTS:

Certain information contained in this news release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; litigation risks; environmental and regulatory risks; reliance on key employees; commodity price and credit risks; insurance carrier risk; control by principal stockholders; the limited market for common stock; the effect of common stock available for future sale; limitations on change of control; limitations in credit facilities; the dependence on outsourcing trends; and risks associated with acquisitions. For additional information with respect to certain of these and other factors, see the reports filed by the Company with the United States Securities and Exchange Commission. Philip Services Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PSC is an industrial services and metals recovery company with operations throughout North America. PSC provides diversified industrial outsourcing services, together with by-products management and metals services, to all major industry sectors.

                                      # # #

Contact: Lynda Kuhn
         Public Affairs
         (905) 540-6658

                                                                      SCHEDULE 1


                           PHILIP SERVICES CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS
                        (IN THOUSANDS OF DOLLARS, EXCEPT
                          SHARE AND PER SHARE AMOUNTS)

                                                                                           PREDECESSOR COMPANY
                                                                                           --------------------
                                                                FOR THE THREE MONTHS       FOR THE THREE MONTHS
                                                                  ENDED MARCH 31,             ENDED MARCH 31,
                                                                        2001                       2000
                                                                --------------------       --------------------
Revenue                                                              $ 413,020                   $ 480,386
Operating expenses                                                     364,665                     419,094
Special charges                                                          2,797                          --
Selling, general and administrative costs                               34,280                      37,043
Depreciation and amortization                                           11,189                      12,436
                                                                     ---------                   ---------
Income (loss) from operations                                               89                      11,813
Interest expense                                                         9,511                         952
Other income and expense -- net                                           (785)                     (9,598)
                                                                     ---------                   ---------
Earnings (loss) from continuing operations before
  tax and reorganization costs                                          (8,637)                     20,459
Reorganization costs                                                        --                      20,607
Income taxes                                                               570                         856
                                                                     ---------                   ---------
Loss from continuing operations                                         (9,207)                     (1,004)
Discontinued operations net of tax                                          --                       1,473
Fresh start adjustments (Note 1)                                            --                      45,290
                                                                     ---------                   ---------
Net earnings (loss)                                                   $ (9,207)                  $  45,759
                                                                     =========                   =========
Basic and diluted earnings (loss) per share
  Continuing operations                                              $   (0.38)                  $   (0.01)
  Discontinued operations                                                   --                        0.01
  Other                                                                     --                        0.35
                                                                     ---------                   ---------
                                                                     $   (0.38)                  $    0.35
                                                                     =========                   =========
Weighted average number of common shares
  outstanding (000's)                                                   24,042                     131,144
                                                                     =========                   =========

                                                                      SCHEDULE 2


                           PHILIP SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                            (IN THOUSANDS OF DOLLARS)


                                                                     MARCH 31, 2001         DECEMBER 31, 2000
                                                                     --------------         -----------------
                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                            $      --                $  38,747
  Accounts receivable  (net of allowance for doubtful                                             236,939
      accounts of $28,998; December 31, 2000 - $20,980)                  263,158
  Inventory for resale                                                    55,348                   42,318
  Other current assets                                                    82,910                   74,842
                                                                       ---------                ---------
                                                                         401,416                  392,846
Property, plant and equipment                                            275,360                  277,571
Other assets                                                              56,933                   52,132
                                                                       ---------                ---------
                                                                       $ 733,709                $ 722,549
                                                                       =========                =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank indebtedness                                                    $  11,235                $      --
  Accounts payable                                                        94,050                   80,549
  Accrued liabilities                                                    130,338                  133,237
  Current maturities of long-term debt                                    12,640                    4,358
                                                                       ---------                ---------
                                                                         248,263                  218,144
Long-term debt                                                           343,960                  342,912
Deferred income taxes                                                      8,465                    8,982
Other liabilities                                                         75,272                   81,929
Contingencies
Stockholders' equity                                                      57,749                   70,582
                                                                       ---------                ---------
                                                                       $ 733,709                $ 722,549
                                                                       =========                =========

                                                                      SCHEDULE 3

                           PHILIP SERVICES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (UNAUDITED IN THOUSANDS OF DOLLARS)


                                                                                                               PREDECESSOR COMPANY
                                                                                                               --------------------
                                                                            FOR THE THREE MONTHS               FOR THE THREE MONTHS
                                                                               ENDED MARCH 31,                    ENDED MARCH 31,
                                                                                  2001                                2000
                                                                            --------------------               --------------------
OPERATING ACTIVITIES

Net loss from continuing operations                                            $  (9,207)                            $ (1,004)
Items included in earnings not affecting cash
  Depreciation and amortization                                                   11,189                               12,436
  Accrued but unpaid interest                                                      3,792                                   --
  Other                                                                           (2,052)                                  --
  Deferred income taxes                                                             (517)                                  --
  Gain on sale of assets                                                              --                               (7,820)
                                                                               ---------                             --------
Cash flow before working capital changes                                           3,205                                3,612
Changes in non-cash working capital                                              (40,821)                             (11,622)
                                                                               ---------                             --------
Cash used in continuing operating activities                                     (37,616)                              (8,010)
Cash used in discontinued operating activities                                        --                               (1,453)
                                                                               ---------                             --------
Cash used in operating activities                                                (37,616)                              (9,463)
                                                                               ---------                             --------

INVESTING ACTIVITIES

Purchase of property, plant and equipment                                        (13,013)                              (8,403)
Proceeds from sale of assets                                                       1,444                               11,379
Other -- net                                                                      (5,539)                              (5,623)
                                                                               ---------                             --------
Cash used in continuing investing activities                                     (17,108)                              (2,647)
Cash provided by investing activities of discontinued operations                      --                                1,545
                                                                               ---------                             --------
Cash used in investing activities                                                (17,108)                              (1,102)
                                                                               ---------                             --------

FINANCING ACTIVITIES

Proceeds from long-term and short-term debt                                       18,288                                  --
Principal payments on long-term debt                                              (2,311)                              (1,205)
                                                                               ---------                             --------
Cash provided by (used in) continuing financing activities                        15,977                               (1,205)
Cash used in financing activities of discontinued operations                          --                                  (92)
                                                                               ---------                             --------
Cash provided by (used in) financing activities                                   15,977                               (1,297)
                                                                               ---------                             --------
Net change in cash for the period                                                (38,747)                             (11,862)
Cash and cash equivalents, beginning of period                                    38,747                               48,316
                                                                               ---------                             --------
Cash and cash equivalents, end of period                                       $      --                             $ 36,454
                                                                               =========                             ========